Exhibit 5.1

February , 2005	Main (858) 450-8400 Fax (858) 450-8499

Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, California 92121

Re:	Registration Statement on Form S-3 for 1,339,556 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February     , 2005 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) (i) 864,229 shares of the Company’s Common Stock (the “Conversion Shares”) issuable upon conversion of 864,229 outstanding shares of the Company’s 7% Convertible Preferred Stock (the “Preferred Shares”), and (ii) 475,327 shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon exercise of Common Stock purchase warrants (the “Warrants”). The Preferred Shares and Warrants were issued by the Company in connection with two separate closings of a private financing that occurred on January 27, 2005 and February 18, 2005.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed the Company’s organizational documents, the Warrants and the corporate proceedings taken by the Company in connection with the original issuance of the Preferred Shares, the Warrants and the future issuance of the Warrant Shares and Conversion Shares. For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as conformed or photocopies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Preferred Shares have been duly authorized, (ii) the Preferred Shares that are currently outstanding are legally issued, fully paid and non-assessable, (iii) the Conversion Shares have been duly authorized and if, as and when issued upon conversion of the outstanding Preferred Shares in accordance with the Company’s Certificate of Designations of Preferred Stock will be legally issued, fully paid and non-assessable, and (iv) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the Warrants’ terms will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further

Heller Ehrman White & McAuliffe LLP     4350 La Jolla Village Drive, 7th Floor     San Diego, CA 92122-1246     www.hewm.com

San Francisco    Silicon Valley    Los Angeles    San Diego    Seattle    Portland    Anchorage    New York    Washington D.C.    Madison, WI

Hong Kong    Singapore        Affiliated Offices:    Milan    Paris    Rome

Path 1 Network Technologies Inc. February , 2005 Page 2

disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Preferred Shares, the Warrants, the Conversion Shares or the Warrant Shares.

Very truly yours,